Exhibit 99.1

Myomo Reports First Quarter 2022 Financial Results

Revenue of $3.9 million up 66% over prior year, product revenue of $2.9 million up 23%

Pipeline of 924 MyoPro candidates up 14% over fourth quarter of 2021

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (May 11, 2022) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months ended March 31, 2022.

Financial and operational highlights for the first quarter of 2022 include the following (all comparisons are with the first quarter of 2021, unless otherwise noted):

•	Revenue was $3.9 million and includes $1.0 million in license revenue from the Company’s China joint venture partner, up 66%

•	Product revenue was $2.9 million, up 23%

•	Revenue from the direct billing channel was 65% of product revenue, reflecting strong growth in international O&P sales

•	International revenue represented 23% of product revenue, compared with 13%

•	Revenue units were 71, up 9%

•	Gross margin was 66.7%, down 670 basis points due in part to the large number of MyoPro deliveries made during the quarter that were awaiting payment for revenue recognition

•	Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 160 units, up 36%

•	MyoPro® orders and insurance authorizations were received for 94 patients, up 42%

•	The reimbursement pipeline as of March 31, 2022 consisted of 924 MyoPro candidates, including 358 additions during the first quarter, up 62% over the fourth quarter of 2021

Management Commentary

“First quarter product revenue was in line with our expectations, with growth reflecting a higher number of MyoPro units sold, strong results in international markets and a leveling off in ASP-related growth as the percentage of product revenue from the direct-billing channel matures,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “Pipeline additions grew during the quarter due to a combination of new leads from our marketing efforts and from previously interested patients who are now moving ahead to obtain a MyoPro. We continue to adapt and expand the breadth of our marketing and patient education strategies in the dynamic online environment to cost-effectively introduce the MyoPro to more candidates.

“Our joint venture in China is nearing the start-up of operations, with receipt of the initial $1.0 million license payment during the first quarter. We expect operations to launch in the second half of this year after payment of the remainder of the license fee, which is expected before the end of the second quarter. In Europe, our sales organization has been very effective in raising awareness of the MyoPro, particularly in Germany where we have been reimbursed by statutory health insurance plans that cover 52% of the population,” he added. “In support of our goal to better control our supply chain, in-house manufacturing of the MyoPro2+ began during the quarter and is proceeding well. In addition, there have been no major changes with respect to reimbursement from our largest payer, where we continue to receive new authorizations and payment after filing post-delivery appeals. We further diversified our payer base with first-time authorizations during the quarter from several Medicare Advantage programs and state Blue Cross Blue Shield plans.”

Financial Results

	For the Three Months Ended March 31,		Period-to-Period Change
	2022	2021	$	%
Product revenue	$2,867,926	$2,336,489	$531,437	23%
License revenue	1,000,000	—	1,000,000	NM

Total revenue	3,867,926	2,336,489	1,531,437	66%
Cost of revenue	1,289,862	623,152	666,710	107%

Gross profit	$2,578,064	$1,713,337	$864,727	50%

Gross margin	66.7%	73.3%		-6.7%

Revenue for the first quarter of 2022 was $3.9 million, an increase of 66% compared with the first quarter of 2021. First quarter revenue included $1.0 million of license revenue from the Company’s joint venture partner in China. Product revenue for the first quarter of 2022 was $2.9 million, an increase of 23% compared with the first quarter of 2021. Growth in product revenue was driven by a higher number of revenue units and a higher average selling price. Myomo recognized revenue on 71 units in the first quarter of 2022, an increase of 9% compared with the fourth quarter of 2021.

Gross margin for the first quarter of 2022 was 66.7%. Gross margin on product revenue was 55.0%, compared with 73.3% for the first quarter of 2021. The decrease reflected a larger number of deliveries, which is when the Company records cost of goods sold, compared with the number of revenue units. Deliveries increased during the quarter as the Company successfully completed its transition to in-house fabrication of the MyoPro2+. In addition, gross margin was affected by one-time costs associated with the termination of the contract with the Company’s third-party fabrication partner and higher material costs.

Operating expenses for the first quarter of 2022 were $5.3 million, an increase of 14% compared with the first quarter of 2021. The increase was driven primarily by higher payroll and advertising costs.

Operating loss for the first quarter of 2022 decreased to $2.7 million from $2.9 million for the first quarter of 2021. Net loss for the first quarter of 2022 was $2.8 million, or $0.41 per share, compared with net loss of $3.0 million, or $0.57 per share, for the first quarter of 2021.

Adjusted EBITDA1 for the first quarter of 2022 was negative $2.4 million, compared with negative $2.7 million for the first quarter of 2021. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Liquidity

Cash and cash equivalents as of March 31, 2022 were $12.9 million. Cash used in operating activities was $2.3 million for the first quarter of 2022. The Company continues to believe its existing cash is sufficient to fund operations for at least the next 12 months.

[1]	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense.

Business Outlook

“As the growing pipeline of MyoPro candidates converts into orders, we continue to expect year-over-year product revenue growth in 2022. Assuming receipt of the final payment of the license fee from our joint venture partner in China, $1.7 million of license revenue is expected to be recorded in the second quarter. Second quarter product revenues will reflect how much of the roughly $6.0 million of potential revenue in backlog we are able to recognize, along with our ability to generate new fill orders from the O&P, VA and international channels. We are diligently working to grow the pipeline while deploying creative ways to adapt to a changing marketing environment,” said Gudonis.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call here. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 25, 2022; please dial 877-344-7529 (U.S.) or 412-317-0088 (International) and provide the passcode 6293427.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for product revenues in the second quarter, its current authorization backlog and pipeline, its cash runway, and expected revenue to be recorded from payment of a technology license fee, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2022	2021
Revenue:
Product Revenue	$2,867,926	$2,336,489
License Revenue	1,000,000	—

	3,867,926	2,336,489

Cost of revenue	1,289,862	623,152

Gross profit	2,578,064	1,713,337
Operating expenses:
Research and development	659,536	525,967
Selling, general and administrative	4,656,417	4,119,802

	5,315,953	4,645,769

Loss from operations	(2,737,889)	(2,932,432)

Other expense
Interest (income) expense and other expense, net	790	119

	790	119

Loss before income taxes	(2,738,679)	(2,932,551)
Income tax expense (benefit)	76,255	28,243

Net loss	$(2,814,934)	$(2,960,794)

Weighted average number of common shares outstanding:
Basic and diluted	6,885,924	5,191,417

Net loss per share attributable to common stockholders
Basic and diluted	$(0.41)	$(0.57)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$12,942,507	$15,524,378
Accounts receivable, net	1,692,573	1,960,037
Inventories, net	1,028,767	808,308
Prepaid expenses and other current assets	940,929	799,164

Total Current Assets	16,604,776	19,091,887
Equipment, net	279,538	275,289
Operating lease assets with right of use	781,917	632,906
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	199,000	—
Other assets	111,409	95,330

Total Assets	$17,976,640	$20,095,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	4,240,213	3,949,784
Current operating lease liability	410,497	333,380
Deferred revenue	1,899	249

Total Current Liabilities	4,652,609	4,283,413
Deferred revenue	1,246	1,246
Non-current operating lease liability	453,073	401,622

Total Liabilities	5,106,928	4,686,281

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	688	687
Additional paid-in capital	93,804,076	93,537,807
Accumulated other comprehensive loss	(51,432)	(60,677)
Accumulated deficit	(80,877,156)	(78,062,222)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	12,869,712	15,409,131

Total Liabilities and Stockholders’ Equity	$17,976,640	$20,095,412

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31,	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,814,934)	$(2,960,794)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	45,630	23,313
Stock-based compensation	266,270	165,971
Bad debt expense	26,075	—
Amortization of right-of-use assets	76,654	39,059
Loss on disposal of asset	—	202
Other non-cash charges	(6,364)	(3,139)
Changes in operating assets and liabilities:
Accounts receivable	272,748	169,642
Inventories	(229,740)	(86,677)
Prepaid expenses and other current assets	(142,240)	(426,515)
Other assets	(16,079)	—
Accounts payable and accrued expenses	294,828	952,339
Operating lease liabilities	(97,098)	21,040
Deferred revenue	1,650	(2,512)
Other liabilities	—	(4,637)

Net cash used in operating activities	(2,322,600)	(2,112,708)

CASH USED IN INVESTING ACTIVITIES	(248,879)	(44,489)
CASH PROVIDED BY FINANCING ACTIVITIES	—	7,288,275
Effect of foreign exchange rate changes on cash	(10,392)	(1,122)

Net increase in cash and cash equivalents	(2,581,871)	5,129,956

Cash and cash equivalents beginning of period	15,524,378	12,241,261

Cash and cash equivalents end of period	$12,942,507	$17,371,217

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
GAAP net loss	$(2,814,934)	$(2,960,794)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	790	119
Depreciation expense	45,630	23,313
Stock-based compensation	266,270	165,971
Income tax expense (benefit)	76,255	28,243

Adjusted EBITDA	$(2,425,989)	$(2,743,148)

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